Exhibit 10.63

CONTRACT

BETWEEN:

Euronext Lisbon — Sociedade Gestora de Mercados Regulamentados, S.A.

“Euronext Lisbon”,

and

Dr. MIGUEL ATHAYDE MARQUES “Individual”;

Both parties,

AGREE

To sign this agreement, which will be governed by the following clauses:

General

1.                                      In addition to the legal, regulatory and statutory provisions applicable to the members of the Managing Board of Euronext Lisbon, this agreement sets up the specific terms and conditions that will govern the mandate of the Individual as member of the Managing Board of Euronext Lisbon.

2.                                      Subject to the fulfilment of the registration duties with CMVM, the Individual will commence his mandate with Euronext Lisbon on 1 January 2005, the date he was nominated by Euronext Lisbon’s competent body.

3.                                      Subject to article 391 of the «Código das Sociedades Comerciais» the Individual mandate will cease on 31 December 2007. The mandate may be renewed according to article 18 of Euronext Lisbon’s By-Laws.

Remuneration and other benefits

4.                                      Senior executive remuneration including, but not limited to, basic salary, annual performance bonus, benefits and any other terms and conditions of the correspondent agreement are reviewed from time to time by the Remuneration Committee of the Supervisory Board of Euronext N.V.  Normally, any such review is effective from 1 January annually, but this is entirely at the discretion of the Remuneration Committee and is not guaranteed.

The remuneration and other benefits of the Individual, as approved by Euronext Lisbon’s General Meeting according to article 31 of Euronext Lisbon By-Laws are the following:

4.1          Basic salary

The Individual’s basic salary will be € 350,000 per annum, which will be paid monthly in arrears in 14 instalments, in accordance with the arrangements that generally apply for the employees of Euronext Lisbon.

4.2          Annual Performance Bonus

                                              Euronext’s annual bonus awards are discretionary and payment is not guaranteed but is determined in relation to Group business performance and the achievement of the Individual’s personal performance objectives.

The Individual’s annual bonus potential will be to a maximum of 125% of annual basic salary.  Performance targets and weightings for the year 2005, based on the variable remuneration policy as applied in 2004, will be set for the Managing Board by the Remuneration Committee of the Supervisory Board in the first quarter of 2005.

4.3          Pension

Euronext will make the appropriate arrangements for the Individual to participate in a suitable qualified pension or other retirement investment plan.  This will include the costs of provision of independent professional advice. Thereafter, Euronext’s contributions to a suitable plan will be structured accordingly, to an upper limit of 20% of basic annual salary, or to such lower statutory limits that may be set by Portuguese fiscal or other statutory bodies.

4.4          Benefits

The Individual will also be entitled to the following benefits:

a/             fully expensed company car, with driver.

b/                                     medical insurance scheme for the Individual, his spouse and dependant children whilst they remain in full-time education

c/                                      a life insurance scheme under which a minimum lump sum of two times basic salary may be payable on the Individual’s death, or more under certain circumstances.  This will be subject to any condition laid down in the Euronext Lisbon policy, details of which will be provided to the Individual.

d/                                     a general expense allowance of €1,000 per month managed in accordance with the policy of Euronext Lisbon.

All of the above benefits are provided subject to the terms of the relevant schemes as apply generally to the employees of Euronext Lisbon.

4.5          Business expenses

Euronext will meet the costs of, or reimburse to the Individual against receipts, business travel, and accommodation and entertainment expenses reasonably incurred in the performance of the Individual’s duties. The Individual is required to observe Euronext’s policies concerning business expenses.

Notice Period and Termination of Contract

5.                                      If this agreement is terminated by the competent bodies of Euronext Lisbon before the end of the normal course of the mandate of the Individual, (i.e. on or before 31 December 2007) and for a reason other than the existence of a legal ground to the unilateral termination of mandate due to an Individual’s misbehaviour («justa causa»), Euronext Lisbon agrees to observe the following notice periods

•                                          at any time up to and including 31 December 2005, nine months notice in writing

•                                          at any time from 1 January 2006 until the completion of this mandate six months notice in writing.

6.                                      If this agreement is terminated by Euronext without the observance of the notice period referred to in the previous number, Euronext Lisbon will pay to the Individual a compensation equal to the basic salary and other benefits that would be payable to him during the unobserved notice period.

7.                                      The Individual also undertakes to observe a six months notice period, in writing, to renounce his mandate and therefore unilaterally terminate this agreement.

The Individual declares that he fulfils, and undertakes himself to fully observe during the course of his mandate, all the legal, regulatory and statutory requirements established for the Members of the Managing Body of a Market Undertaking, namely the ones included in article 13 of the Decreto-Lei n.º 394/99, October, 13.

8.                                      The Individual undertakes to fully observe the professional secrecy imposed on him by the relevant legal provisions.  In addition to these obligations the Individual undertakes that he will not, either during the course of his mandate or after it has ended, whether deliberately or otherwise, use, disclose or communicate any information that is confidential or belongs to Euronext Lisbon or any other entity that forms part of the  Euronext Group. This restriction will not apply to anything which the Individual does in properly carrying out his duties for Euronext Lisbon or to any disclosure which is required by law or any regulatory or investigative authority.

9.                                      For the purposes of this agreement it is considered to be confidential information which the Individual comes across during his duties, that is not already obviously public knowledge. This will be the case whether the information relates to Euronext Lisbon itself or to a member or customer of Euronext Lisbon or any other entity that forms part of the Euronext Group.

10.                               In the event that the mandate of the Individual ceases, he undertakes to return all confidential information without retaining it in any form.  All documents, data, manuals, security keys, computing equipment and other items which are Euronext’s property and which may be in his personal possession or under his control (regardless of whether this information is confidential) must also be returned at this time.

11.                               During the course of his mandate, the Individual may not, directly or indirectly, on his own account or on behalf of or in conjunction with any person for any period of twelve months after the date on which his mandate terminates, induce or attempt to induce any employee or director of Euronext Lisbon or any other entity that forms part of the Euronext Group to leave his/her respective employment (whether or not this would be a breach of contract by the relevant employee).

12.          The Individual undertakes that he will not for the period of twelve months after the termination of his mandate (without the prior written consent of Euronext, such consent not to be unreasonably withheld or delayed) either alone or jointly with or on behalf of any person directly or indirectly carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity in a business which is in competition with the business of Euronext and its subsidiaries, as such business is located and carried on at the date of termination.

Governing Law and Competent Jurisdiction

13.                               This Agreement is governed by Portuguese law. As a consequence, both Parties declare and accept that the Individual will have the rights and obligations recognized to him, as a member of the Managing Board of Euronext Lisbon, by the Portuguese Law, namely, the «Código dos Valores Mobiliários», the «Código das Sociedades Comerciais» and the Decree-Law, n. 394/99, October, 13.

14.                               For the resolution of any litigation relating to the validity, interpretation or application of this Agreement, the parties agree to its submission to the Courts of Lisbon and renounce any other forum, which may be competent.

Signed in Paris on two original documents, both with the same effect, on 26 January 2005

For Euronext Lisbon	For Individual

Jean-François Théodore	Dr. Miguel Athayde Marques

Olivier Lefebvre